Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kirkland's, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, no par value per share	457(c) and 457(h)	1,000,000	$1.5185	$1,518,500	0.0001476	$224.13
Total Offering Amounts					$1,518,500		$224.13
Total Fee Offsets							$0.00
Net Fee Due							$224.13

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers and indeterminate amount of interests to be offered and issued under the Amended and Restated 2002 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average high and low prices of the Registrant’s common stock reported on September 3, 2024, as reported by The Nasdaq Stock Market.
(3)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the additional securities available for issuance under the Plan.